INVESTMENT ADVISORY AGREEMENT


          THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made as of the 8th day of December, 2009, by and between ACAP Strategic Fund, a Delaware statutory trust (the "Fund"), and SilverBay Capital Management LLC, a Delaware limited liability company (the "Investment Adviser").

          WHEREAS, the Fund engages in business as a closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund desires to retain the Investment Adviser to furnish investment advisory services to the Fund and to provide certain management and administrative services to the Fund and the Investment Adviser desires to be retained to provide such services;

          NOW,   THEREFORE,   in  consideration  of  the  terms  and  conditions
hereinafter contained, the Fund and the Investment Adviser agree as follows:

          1. The Fund hereby retains the Investment Adviser:

          (a) to act as investment adviser to the Fund and, subject to the supervision and control of the Board of Trustees of the Fund (the "Board"), to develop and implement the Fund's investment program, to manage the Fund's investment portfolio and make all decisions regarding the purchase and sale of investments for the Fund, and to provide various management and administrative services to the Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objective, policies and restrictions of the Fund, as set forth in the Fund's Prospectus and Statement of Additional Information and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request; and

          (b) to assist in the selection of and the negotiation of agreements with, and monitor the quality of services provided by, the Fund's administrator, custodian, transfer agent, and other organizations that provide services to the Fund (but the Fund shall pay the fees and expenses of the administrator, custodian and transfer agent and such other organizations and the Investment Adviser shall not be responsible for the acts or omissions of such service providers). The Investment Adviser shall also provide such additional management and administrative services as may reasonably be required in connection with the business affairs and operations of the Fund beyond those furnished by the Fund's administrator.

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          2. The Investment Adviser shall, in all matters,  give to the Fund and the Board the benefit of its best judgment, effort, advice and recommendations and shall at all times conduct the Fund's investment program in a manner consistent with: (i) the provisions of the 1940 Act and the rules or regulations thereunder; (ii) other applicable provisions of Federal and state law; (iii) the provisions of this Agreement and the Declaration of Trust of the Fund, as amended from time to time; (iv) the policies and determinations of the Board;
(v) the investment policies and restrictions of the Fund as reflected in the registration statement of the Fund under the 1940 Act, as such policies may, from time to time, be amended; and (vi) the Prospectus and Statement of Additional Information of the Fund, as the same may be amended from time to time. The appropriate officers and employees of the Investment Adviser shall be available upon reasonable notice for consultation with the Board with respect to any matters dealing with the business and affairs of the Fund, including the valuation of the portfolio securities of the Fund.

          3. Provided that the Fund shall not be required to pay any compensation to the Investment Adviser for the services to be provided hereunder other than as provided by the terms of this Agreement, the Investment Adviser is authorized: (i) to obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise assist the Investment Adviser in providing investment management services; (ii) utilize personnel of affiliates of the Investment Adviser in providing services hereunder; and (iii) to enter into investment sub-advisory agreements with any registered investment adviser (a "Sub-Adviser"), subject to such approvals of the Board and shareholders of the Fund ("Shareholders") as may be required to comply with applicable provisions of the 1940 Act, delegating any or all of the investment advisory services required to be provided by the Investment Adviser under Section 1(a) hereof, subject to the supervision of the Investment Adviser.

          4. The Investment Adviser shall provide the Fund with such office space, facilities, equipment, clerical help, and other personnel and services as the Fund shall reasonably require in the conduct of its business.

          5. The Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder.

          6. Without limiting the generality of Section 1 hereof, the Investment Adviser and, if applicable, a Sub-Adviser, shall be authorized to open, maintain and close accounts in the name and on behalf of the Fund with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Investment Adviser (or such Sub-Adviser) considers appropriate and that are consistent with the policies of the Fund; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to the payment of such commissions, fees and other charges by the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws. The Investment Adviser may, subject to such procedures as may be adopted by the Board, use affiliates of the Investment Adviser or the Fund's distributor(s) as brokers to effect the Fund's securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

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          7. Fees; Expenses

          (a) In consideration for the provision by the Investment Adviser of its services hereunder and the Investment Adviser's bearing of certain expenses, the Fund shall pay the Investment Adviser a monthly asset-based fee (the "Management Fee") and a performance-based incentive fee (the "Incentive Fee"), each determined as set forth in this Section 7.

          (b) The Management Fee shall be computed and paid monthly in arrears within five business days after the end of the month and calculated at the annual rate of 2.00% of the Net Assets, as defined in Section 7(e) below, of the Fund determined as of the close of the last business day of the month (and before reduction for any repurchases of shares of the Fund or for the payment of any dividends in cash during such month through the time of calculation) (the "Management Fee"). In the event that this Agreement becomes effective after the first day of a month or terminates prior to the last day of a month, the Management Fee payable for such month shall be pro rated based on the number of days during such month this Agreement was in effect.

          (c) Subject to the provisions of this Section 7(c), the Fund will pay the Incentive Fee to the Investment Adviser promptly after the end of each fiscal year of the Fund. The Incentive Fee shall be determined as of the end of the fiscal year and shall be an amount equal to 20% of the amount by which the Fund's Net Profits for all Fiscal Periods ending within or coterminous with the close of such fiscal year exceed the balance of the Loss Carryforward Account, as defined in Section 7(d) below, without duplication for any Incentive Fees paid during such fiscal year. In the event that a Fiscal Period, as defined in
Section 7(e) below, ends by reason of the repurchase by the Fund of its shares, the Incentive Fee will be determined as if the end of such Fiscal Period were the end of the Fund's fiscal year, and that portion of the Incentive Fee that is proportional to the Fund's assets paid in respect of such share repurchases (not taking into account any proceeds from any contemporaneous issuance of shares of the Fund, by reinvestment of dividends and other distributions or otherwise) will be paid to the Adviser for such Fiscal Period. Upon termination of this Agreement, the Fund will pay the Incentive Fee to the Investment Adviser calculated in accordance with this Section 7(c) as of the date of effectiveness of such termination as if such date were the end of the Fund's fiscal year.

          (d) For purposes of determining the Incentive Fee, if any, payable to the Investment Adviser, the parties will maintain a memorandum account (the "Loss Carryforward Account") that will have an initial balance of zero upon commencement of the Fund's operations and, thereafter, will be credited as of the end of each Fiscal Period with the amount of any Net Loss of the Fund for that Fiscal Period and will be debited with the amount of any Net Profits of the Fund for that Fiscal Period, as applicable (provided, however, that the debiting of Net Profits may only reduce a positive balance in the Loss Carryforward Account and may not reduce the balance of the Loss Carryforward Account below zero). The balance of the Loss Carryforward Account, if any, shall be subject to a proportionate reduction as of the day following: (i) the payment by the Fund of any dividend or other distribution to shareholders (unless the full amount thereof is reinvested in shares of the Fund); and (ii) any repurchase by the Fund of its shares. The amount of such reduction shall be that percentage of the then current balance of the Loss Carryforward Account determined by dividing:
(i) the aggregate of the amount of any dividends and other distributions paid to shareholders and not reinvested in shares of the Fund, and the dollar amount of any shares of the Fund repurchased, as of the day preceding the determination, by (ii) the Net Assets of the Fund on the day preceding the determination, prior to the reduction of Net Assets for the amount of such unreinvested dividends and other distributions and the dollar amount of shares repurchased.

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          (e) For  purposes  of  Sections  7(b),  7(c) and 7(d),  the  following definitions apply:

               (1) "Net Assets" shall mean the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, determined in accordance with the valuation and accounting policies and procedures of the Fund as from time to time in effect.

               (2) "Fiscal Period" shall mean each twelve-month period ending at the end of the Fund's fiscal year (or, for the first fiscal year of the Fund, the period from the commencement of the Fund's operations through the end of the Fund's fiscal year); provided that whenever the Fund repurchases it shares, the period of time from the last fiscal period-end (or commencement of the Fund, as the case may be) through that date shall constitute a Fiscal Period.

               (3) "Net Profits" shall mean the amount by which (a) the Net Assets of the Fund as of the end of a Fiscal Period, increased by the dollar amount of shares of the Fund repurchased during the Fiscal Period (excluding shares to be repurchased as of the last day of the Fiscal Period after the determination of the Incentive Fee) and by the amount of dividends and other distributions paid to shareholders during the Fiscal Period and not reinvested in additional shares (excluding any dividends and other distributions to be paid as of the last day of the Fiscal Period), exceeds (b) the Net Assets of the Fund as of the beginning of the Fiscal Period, increased by the dollar amount of shares of the Fund issued during the Fiscal Period (excluding any shares issued in connection with the reinvestment of dividends and other distributions paid by the Fund).

               (4) "Net Loss" shall mean the amount by which (a) the Net Assets of the Fund as of the beginning of a Fiscal Period, increased by the dollar amount of shares of the Fund issued during the Fiscal Period (excluding any shares issued in connection with the reinvestment of dividends and other distributions paid by the Fund), exceeds (b) the Net Assets of the Fund as of the end of the Fiscal Period, increased by the dollar amount of shares of the Fund repurchased during the Fiscal Period (excluding shares to be repurchased as of the last day of the Fiscal Period after the determination of the Incentive
Fee) and by the amount of dividends and other distributions paid to shareholders during the Fiscal Period and not reinvested in additional shares (excluding any dividends and other distributions to be paid as of the last day of the Fiscal Period).

          8. The Investment Adviser is responsible for all costs and expenses associated with the provision of its services hereunder including, but not limited to: fees of any consultants or a Sub-Adviser retained by the Investment Adviser (if applicable); the cost of office space, telephone service, heat, light, power and other utilities provided to the Fund; and the salaries of officers of the Fund, and the fees and expenses of the members of the Board of the Fund (the "Trustees") who are also directors, officers or employees of the Investment Adviser, or who are directors, officers or employees of any company affiliated with the Investment Adviser. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Investment Adviser or furnished to the Fund under this Agreement.

          9. Except as provided herein or in another agreement between the Fund and the Investment Adviser, the Fund shall bear all of its own expenses, including, but not limited to: all investment related expenses (e.g., costs and expenses directly related to portfolio transactions and positions for the Fund's account such as direct and indirect expenses associated with investments, transfer taxes and premiums, taxes withheld on foreign income, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased and margin fees); the Management Fee; the Incentive Fee; shareholder servicing fees; any non-investment related interest expense; offering expenses; fees and disbursements of any attorneys and accountants engaged by the Fund; audit and tax preparation fees and expenses; the fees of any administrator or transfer agent retained by the Fund and related expenses; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy and a fidelity bond; fees and travel-related expenses of members of the Board who are not employees of the Investment Adviser or any affiliate of the Investment Adviser; all costs and charges for equipment or services used in communicating information regarding the Fund's transactions among the Investment Adviser and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board.

          10. The  compensation  provided to the Investment  Adviser pursuant to
Section 7 hereof shall be the entire compensation for the services provided to the Fund hereunder and the expenses assumed by the Investment Adviser under this Agreement.

          11. The Investment Adviser represents that it: (a) is duly organized in the State of Delaware as a limited liability company under the Delaware Limited Liability Company Act; and (b) is registered as an investment adviser with the Securities and Exchange Commission.

          12. The Investment Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Investment Adviser, its managers, members, officers or employees and their respective affiliates, executors, heirs, assigns, successors and other legal representatives (collectively, "Affiliates") shall not be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by the Investment Adviser or any of its Affiliates.

          13. (a) The Fund shall indemnify the Investment Adviser and its Affiliates (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties with respect to the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions were unlawful (collectively, "disabling conduct"). Indemnification shall be made following:
(i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Board who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Investment Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 13.

          (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 13 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 13 to the fullest extent permitted by law.

          14. Nothing contained in this Agreement shall prevent the Investment Adviser or any of its Affiliates from acting as investment adviser or manager for any other person, firm, fund, account, corporation or other entity and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Investment Adviser or any of its Affiliates from buying, selling or trading any securities or other investments for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any of its Affiliates to engage in any other business or to devote its, his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

          15. This Agreement shall take effect on the date first set forth above (the "Effective Date") and shall remain in effect for a period of two years from the date of its execution and shall continue in effect from year to year thereafter, provided that such continuance is approved at least annually by the vote of a "majority of the outstanding voting securities" of the Fund, as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Trustees who are not "interested persons," as defined by Section 2(a)(19) of the 1940 Act (the "Independent Trustees"), by vote cast in person at a meeting called for the purpose of voting on such approval. The Fund may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Investment Adviser, either by majority vote of the Board or by the vote of a "majority of the outstanding voting securities" of the Fund (as defined by the 1940 Act and the rules thereunder). The Investment Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Fund. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the 1940 Act and the rules thereunder, by the Investment Adviser.

          16. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

          17. This Agreement may be amended only by the written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of
Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by the vote of a "majority of the outstanding voting securities" of the Fund (as defined by the 1940 Act and the rules thereunder).

          18. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          19. The Fund represents that this Agreement has been duly approved by the Board, including the vote of a majority of the Independent Trustees, and by the vote of a "majority of the outstanding voting securities" of the Fund (as defined by the 1940 Act and the rules thereunder).

          20. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

          21. This Agreement embodies the entire understanding of the parties.

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          IN WITNESS  WHEREOF,  the parties  hereto have  executed and delivered this Agreement as of the day and year first above written.

                                               ACAP STRATEGIC FUND


                                               By: ____________________
                                               Name:  Greg Jakubowsky
                                               Title: President and Principal
                                                      Executive Officer


                                               SILVERBAY CAPITAL MANAGEMENT LLC


                                               By: ____________________
                                               Name:  A. Tyson Arnedt
                                               Title: Managing Director